UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Agile Software Corporation.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007

Dear Stockholder:

You are cordially invited to attend Agile Software Corporation’s Annual Meeting of Stockholders. This year’s annual meeting will be held on June 20, 2007, at 3:00 p.m. local time, at Agile’s principal offices, at 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Agile by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Agile’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Agile’s activities since the beginning of our 2006 fiscal year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Jay B. Fulcher

Chief Executive Officer

Notice of Annual Meeting of Stockholders

To Be Held June 20, 2007

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Agile Software Corporation, a Delaware corporation, will be held on June 20, 2007, at 3:00 p.m. local time, at our principal offices located at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, for the following purposes:

1.	To elect three Class I directors to hold office for a three-year term and until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2008; and

3.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is May 4, 2007. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

We request that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may mark your votes on the enclosed proxy card, and date and sign and return the proxy card. If you have shares registered directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you may choose to vote those shares via the Internet at www.investorvote.com, or you may vote telephonically, within the United States and Canada only, by calling Computershare at 1-800-652-8683.

By order of the Board of Directors,

Douglas Clark Neilsson

Secretary

San Jose, California

April 30, 2007

IMPORTANT:    Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

The Agile Software Corporation Annual Report is available online at www.agile.com

AGILE SOFTWARE CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 3:00 p.m. on June 20, 2007

General

The enclosed proxy is solicited by the Board of Directors of Agile Software Corporation (the “Company” or “Agile”) for use at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m., Pacific Time, on June 20, 2007, at the Company’s offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying proxy card are first being mailed to the stockholders of the Company on or about May 18, 2007.

Outstanding Securities and Voting Rights

Only holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on May 4, 2007, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On April 27, 2007, the Company had 58,961,712 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

A majority of the outstanding shares of Common Stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein, and “FOR” the ratification of the appointment of the Company’s independent auditors. It is not expected that any matters other than the election of directors and the ratification of the appointment of the Company’s independent auditors will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

Voting by Telephone or Internet

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a stockholder on the records of the Company’s stock transfer agent, Computershare, a proxy card for voting those shares will be included with this Proxy Statement. By following the instructions on your proxy card, you may vote those shares either via the Internet at www.investorvote.com or by telephone, within the United States and Canada only, by calling 1-800-652-8683. Voting via the Internet or by telephone is the most cost effective method of voting and assists the Company in reducing postage and proxy tabulation costs. Alternatively, you may vote those shares by completing, signing, and returning the proxy card in the enclosed envelope.

If you own shares in street name, meaning that your shares of Common Stock are held by a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares. As with a proxy card, you may vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Alternatively, if your bank or brokerage firm has arranged for Internet or telephonic voting of shares, you may vote by following the instructions for using those services on the voting instruction form. If your bank or brokerage firm uses Broadridge Financial Solutions, Inc. (“Broadridge”) you may vote your shares via the Internet at www.proxyvote.com or by calling the telephone number on your voting instruction form.

Attendance and Voting at the Annual Meeting

If you own Common Stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet or by telephone. If you own Common Stock in street name, you may attend the Annual Meeting, but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the meeting in the manner described below.

Revocation

If you own Common Stock of record, you may revoke a previously granted proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy, bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning Common Stock in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

Solicitation of Proxies.

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of three Class I directors, two Class II directors and two Class III directors, who will serve until the annual meetings of stockholders to be held after our fiscal years ending April 30, 2006, 2007 and 2008, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the Class I directors will expire on the date of the Annual Meeting. Accordingly, at the meeting three persons are to be elected to serve as Class I directors of the Board of Directors. Management’s nominees for election by the stockholders to those two positions are the current Class I members of the Board of Directors, Klaus-Dieter Laidig, Gareth Chang, and Jay B. Fulcher. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2009 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominees named below. Unless marked otherwise, proxies received will be voted FOR election of these nominees.

Name of Director	Position with the Company	Age	Since
Class I directors nominated for election at this Annual Meeting:

Klaus-Dieter Laidig	Director	64	1998

Gareth Chang	Director	63	2003

Jay B. Fulcher	Chief Executive Officer, President and Director	45	2006

Klaus-Dieter Laidig has served as a director of Agile since 1998. Mr. Laidig has served as Managing Partner of Laidig Business Consulting GmbH, a European high technology consulting firm, since 1997. From 1984 to 1997, Mr. Laidig served as General Manager of Hewlett Packard GmbH, where he has been employed since 1967. Mr. Laidig currently serves as a Chairman of the Supervisory Board of Directors of Heiler Software AG, an enterprise software company publicly listed in Germany. He also is a director of Aldata Solution Oyi, a supply chain and retail management software and smart card systems company publicly listed in Finland and several privately held companies. Mr. Laidig received an M.B.A. from the Pforzheim University of Applied Sciences in Germany.

Gareth C.C. Chang has served as a director of Agile since May 2003. Since June 2000, Mr. Chang has served as Chairman and Managing Partner of GC3 & Associates International, a privately-held management consulting and private investment firm. From 1998 to 2000, he was Chairman and Chief Executive Officer of Star TV Group, a wholly-owned subsidiary of News Corporation Limited, an international media firm, for which Mr. Chang also served as a director and a member of the executive committee. Mr. Chang received a B.A. in Mathematics/Physics from California State University at Fullerton and an M.B.A. from Pepperdine University.

Jay B. Fulcher served as Agile’s President and Chief Operating Officer from October 2002 through April 30, 2006. He became Agile’s Chief Executive Officer and President on May 1, 2006. He was elected to the Board of Directors in January 2006. From 1996 to 2001, Mr. Fulcher was employed at PeopleSoft, Inc., an enterprise application software company, most recently as Executive Vice President, and prior to that as President, Product Division, and as General Manager and Vice President, Manufacturing Business Unit. Mr. Fulcher received a B.S. in Business Management from San Jose State University, where he currently sits on the Advisory Board for the College of Business. Mr. Fulcher currently serves as a director of two privately held companies.

Except as noted above, the nominees have been engaged in the principal occupations set forth above during the past five years. There are no family relationships among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

INFORMATION ABOUT AGILE SOFTWARE CORPORATION

Continuing Directors and Executive Officers

This section sets forth information concerning the age and background for our executive officers and current directors whose terms are continuing, other than information about the Class I nominees to be elected at this meeting which is set forth above.

Name	Position with the Company	Age	Since
Class II directors whose terms expire at the first Annual Meeting of Stockholders to be held following the Annual Meeting

Nancy J. Schoendorf	Director	51	1995

Ronald E.F. Codd	Director	51	2003

Class III directors whose terms expire at the second Annual Meeting of Stockholders to be held following the Annual Meeting

Bryan D. Stolle	Chairman of the Board of Directors	49	1995

Paul Wahl	Director	54	2002

Executive Officers

Jay B. Fulcher	President and Chief Executive Officer	45	2002

Carolyn V. Aver	Executive Vice President and Chief Financial Officer	47	2002

Christopher L. Wong	Executive Vice President, Corporate Strategy	46	2002

Jeff Johnson	Executive Vice President, North American Field Operations	49	2002

Raj Bhargava	Senior Vice President, Product Development	50	2005

Directors

Bryan D. Stolle is a co-founder of Agile and has served as our Chairman of the Board of Directors since our inception in 1995. Mr. Stolle also served as President until 2002 and as Chief Executive officer until April 30,

2006. Additionally, Mr. Stolle became a partner of Mohr, Davidow Ventures, a venture capital firm, in April 2007. From 1987 to 1994, Mr. Stolle served as Director of Product and Strategic Marketing at Sherpa Corporation, a privately-held developer of enterprise product data management software. Mr. Stolle received a B.A. in Business Administration and an M.B.A. from the University of Texas at Austin.

Ronald E. F. Codd has served as a director of Agile since August 2003. Mr. Codd has been an independent business consultant since April 2002. From 1999 to April 2002, he served as President, Chief Executive Officer, Chief Financial Officer, Secretary and a director of Momentum Business Applications, Inc., an enterprise software development company. From 1991 to 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd currently serves as a director of Interwoven, Inc., an enterprise content management software firm, as well as of two privately held companies. Mr. Codd received a B.S. in accounting from the University of California, Berkeley and a Masters in Management from the Kellogg School of Management at Northwestern University.

Nancy J. Schoendorf has served as a director of Agile since 1995. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1994, and a Managing Partner since 1997. Prior to joining Mohr, Davidow Ventures, Ms. Schoendorf held management positions with Hewlett-Packard Company, a computer manufacturing and services firm, Software Publishing Corporation, a business productivity software firm and Sun Microsystems, Inc., a network computing firm. Ms. Schoendorf received a B.S. in Computer Science and Mathematics from Iowa State University and an M.B.A. from Santa Clara University.

Paul Wahl has served as a director of Agile since June 2002. Mr. Wahl served as President and Chief Operating Officer of Siebel Systems, Inc., an enterprise software firm, from 1999 to March 2003. From 1998 to 1999, Mr. Wahl served as the Chief Executive Officer and President of TriStrata, a privately-held Internet security company. From 1996 to 1998, Mr. Wahl served as Chief Executive Officer of SAP America, Inc. and was an Executive Board Member of SAP AG, an enterprise software firm listed in Germany.

Executive Officers

Jay B. Fulcher served as Agile’s President and Chief Operating Officer from October 2002 through April 30, 2006. He became Agile’s Chief Executive Officer and President on May 1, 2006. He was elected to the Board of Directors in January 2006. From 1996 to 2001, Mr. Fulcher was employed at PeopleSoft, Inc., an enterprise application software company, most recently as Executive Vice President, and prior to that as President, Product Division, and as General Manager and Vice President, Manufacturing Business Unit. Mr. Fulcher received a B.S. in Business Management from San Jose State University, where he currently sits on the Advisory Board for the College of Business. Mr. Fulcher currently serves as a director of two privately held companies.

Carolyn V. Aver has served as Agile’s Executive Vice President and Chief Financial Officer since May 2002. From 2000 to 2001, Ms. Aver served as the Interim Chief Financial Officer at myCFO, a wealth advisory firm. From 1998 to 2000, Ms. Aver served as the Chief Financial Officer at USWeb Corporation, an Internet focused consulting firm. Ms. Aver received a B.S. in Accounting from California State University, Hayward.

Christopher L. Wong has served as Agile’s Executive Vice President, Corporate Strategy since September 2004. Previously, he served as our Executive Vice-President, Products and Technology from September 2002. From 2001 to September 2002, Mr. Wong served as Vice President of Corporate Strategy for PeopleSoft, Inc. From 1999 to 2001, Mr. Wong served as Chairman, CEO and President of Skills Village, Inc., a privately-held contract service management firm. Mr. Wong received an A.B. in Applied Mathematics from University of California at Berkeley.

Jeff Johnson has served as Agile’s Executive Vice President, North America Field Operations since September 2006. Previously, he served as Senior Vice President, Americas Sales from November 2002. Prior to joining Agile, Mr. Johnson served as Executive Vice President of Sales at Blue Martini Software from 1998 to 2001. Mr. Johnson’s career spans 20 years in enterprise software sales, field operations and sales management at several leading enterprise software companies, including MSA, SAP, PeopleSoft, and Red Pepper. Mr. Johnson received a B.A. in Political Science from Washington State University.

Raj Bhargava has served as Agile’s Senior Vice President of Global Product Development since September 2004. Prior to joining Agile, he provided consulting services to startup ventures. Mr. Bhargava co-founded Panscopic Corporation, a data access provider to Web-based environments, for which he served as Vice President Product & Services from 2001 to November 2003. Mr. Bhargava has over 20 years of experience in the software industry, including senior and other management roles at ChemConnect, Trade Reporting & Data Exchange and Hewlett Packard USA and Germany. Mr. Bhargava holds an MBA from the University of Michigan, and engineering degrees from the Institute of Technology, India and Pennsylvania State University.

Board Meetings and Committees

The Board currently has three regular committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board of Directors held 11 meetings, and took action by unanimous written consent four times, during the fiscal year ended April 30, 2006 (“Fiscal 2006”). All Directors attended at least 75% of the aggregate of the meetings of the Board and its committees of which they were members.

The Board has determined that, other than Bryan Stolle, our Chairman of the Board, and Jay Fulcher, our Chief Executive Officer, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules. The Board has determined the independence of the directors by thoroughly reviewing the information provided by the directors and the Company’s management concerning each director’s business and personal activities as they may relate to the Company and the management team. The members of the Board and its committees are identified in the following table:

Director	Independent	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Bryan D. Stolle (Chairman)
Gareth C.C. Chang	✓					✓	(Chair)
Ronald E. F. Codd	✓	✓	(Chair)			✓
Jay B. Fulcher
Klaus-Dieter Laidig	✓	✓				✓
Nancy J. Schoendorf	✓	✓		✓	(Chair)
Paul Wahl	✓			✓

In September 2006, the Board formed a Special Committee comprised of Ron Codd, an independent director, to review our historical stock option grant practices and related accounting.

Audit Committee.    The members of the Audit Committee are Ron Codd, Chair, Klaus-Dieter Laidig and Nancy Schoendorf. The functions of the Audit Committee include retaining our registered independent public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our registered independent public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Each member of the Audit Committee qualifies as an “independent director” under, and meets the other general audit committee composition requirements of, the Nasdaq Marketplace Rules. In addition, the Board has determined that Mr. Codd is an audit committee “financial expert”, within the meaning of the rules of the Securities and Exchange Commission (the “SEC”), and that each of the members of the Audit Committee meets the financial sophistication requirements of the Nasdaq Global Market.

The Audit Committee held eight meetings, and took action by unanimous written consent once, during Fiscal 2006.

Compensation Committee.    The members of the Compensation Committee are Nancy Schoendorf, Chair, and Paul Wahl. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers, and is responsible for administering our stock option plans, including granting stock options to officers and directors of the Company.

The Compensation Committee held seven meetings, and took action by unanimous written consent four times, during Fiscal 2006.

Nominating and Governance Committee.    The members of the Nominating and Governance Committee are Gareth Chang, Chair, Ronald E. F. Codd and Klaus-Dieter Laidig. The Nominating and Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates and oversees the regular evaluation of our directors and management.

The Nominating and Governance Committee held no meetings during Fiscal 2006.

Stockholder Proposals and Director Nominations

Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to our Secretary in accordance with our Bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the Bylaws. In summary, assuming (i) we held an annual meeting the previous year and (ii) the date of the next meeting is within 30 days of the anniversary date of the meeting for the previous year, a stockholder desiring to nominate one or more candidates for election at the next annual meeting must submit written notice of such nomination to our Secretary at least 120 days in advance of the one year anniversary of the date that we released our proxy statement in connection with the annual meeting held in the previous year. Since we did not hold an annual meeting during 2006, however, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the Company mailed written notice of the date of the meeting to its stockholders or made public disclosure of such date. We intend to issue a press release, announcing the date of the Annual Meeting, on May 1, 2007; accordingly, stockholder proposals must be received by May 11, 2007. You can obtain a copy of the full text of the Bylaw provision by writing to our Corporate Secretary, at 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

The Nominating and Governance Committee will consider any nominee proposed by stockholders. The Nominating and Governance Committee has not established any minimum criteria for service as a director, and may consider such factors as it may deem to be in the best interests of Agile and its stockholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert”, as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the Nasdaq rules. The Nominating and Governance Committee has also generally felt it was appropriate for the Chief Executive Officer to participate as a member of the Board. The Nominating and Governance Committee will evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise.

Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is a stockholder of record on the date of the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

The Board has not determined whether it needs to adopt any formal policies with respect to the consideration by the Nominating and Governance Committee of recommendations by stockholders of director candidates. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee under its charter. In the event of any stockholder recommendations, the Nominating and Governance Committee would evaluate the person recommended in the same manner as other persons considered by that committee. After reviewing the materials submitted by a stockholder, if the Nominating and Governance Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Nominating and Governance Committee would then determine whether to recommend to the Board that the Board nominate and recommend election of such person at the next annual meeting.

If any member of the Board is not interested in continuing to serve or if the Board determines that there is a need for directors with different skills or perspectives, the members of the Board are polled to determine if they know of potential candidates meeting these criteria. We have not required the services of third parties to identify potential nominees, although we reserve the right to retain a search firm in the future, if necessary.

Communications with Directors

Agile stockholders who want to communicate with the Board or any individual Director can write to:

Agile Software Corporation

Attention: Corporate Secretary

6373 San Ignacio Avenue

San Jose, CA 95119-1200

Your letter should indicate that you are an Agile stockholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, particularly where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Attendance at Annual Meetings

Agile encourages, but does not require, its board members to attend our annual stockholders meeting. Four of our directors attended our last annual stockholders meeting, which was held in October 2005.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. We have also adopted the Agile Software Corporation Code of Conduct and Ethics (“Code of Ethics”), a code of ethics with which every person who works for us is expected to comply. The Code of Ethics is publicly available on our website under Investor Information at http://www.agile.com/corporate/codeofconduct.asp

If any substantive amendments are made to the Code of Ethics, or we grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our Chief Executive Officer or Chief Financial Officer, we will disclose the nature of the amendment or waiver on our website or in a report on Form 8-K, as required by applicable laws.

Director Compensation

Our directors do not receive any cash compensation for their services as directors, but are reimbursed for reasonable travel expenses incurred in attending meetings of the Board. In addition, Board members are compensated for their committee participation. Board members serving on our Board committees are compensated on an annual retainer (paid quarterly) for the committee and role as set forth below:

Committee	Chairman	Committee Member
Audit	$50,000	$20,000
Compensation	$20,000	$10,000
Nominating and Governance	$20,000	$10,000

Our directors are eligible to participate in our 1995 Stock Option Plan, and employee-directors are able to participate in our 1995 Stock Option Plan, 1999 Employee Stock Purchase Plan, and 401(k) plan. Options granted to our non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. Each of our non-employee directors are automatically granted an option to purchase 100,000 shares of our Common Stock upon initial election to the Board. Each non-employee director that has served as a director for at least six months as of May 1 of each year is automatically granted, on May 1 of each year, an option to purchase 25,000 shares of our Common Stock. All options granted automatically to our non-employee directors have an exercise price per share equal to the fair market value of a share of our Common Stock on the date of grant. Initial option grants vest in 48 equal monthly installments, beginning on the date of grant. Annual option grants vest monthly, in 12 equal monthly installments, beginning 37 months after the date of grant. All non-employee director options automatically vest in full upon a change-in-control of Agile. A director whose service ceases for any reason may exercise the vested portion of any options within 12 months following such termination. All options granted to non-employee directors expire 10 years following the date of grant.

On May 1, 2006, options to purchase 25,000 shares of our Common Stock were automatically granted to each of Messrs. Chang, Codd, Laidig, and Wahl and to Ms. Schoendorf. These options vest in equal monthly installments beginning 37 months after the date of grant.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, and no such relationship has existed in the past.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Contracts

In February, 2006, Jay Fulcher, the Company’s President and Chief Executive officer, and the Company entered into an Executive Employment Agreement (the “Agreement”). The Agreement provides Mr. Fulcher a base annual salary of $400,000 and a “target” annual bonus of $300,000, the exact amount of which, in any fiscal year of the Company, will be determined based on the performance of Mr. Fulcher and the Company under the parameters established in the Company’s executive bonus program for that year. The Agreement may be terminated, at any time, by either party. However, in the event the Agreement is terminated by the Company without cause (as defined in the Agreement), Mr. Fulcher will be entitled to receive a severance payment equal to one year of his base salary and his “target” annual bonus, subject to Mr. Fulcher providing the Company with a general release in a form satisfactory to the Company. Any such severance would be paid in equal installments over the one year period after the termination date.

Stock Option Plans

Options granted to our employees under our 1995 Stock Option Plan and our 2000 Nonstatutory Stock Option Plan provide that the vesting of options and restricted stock accelerates 100% in the event of a change of control of the Company where the plans are not assumed by the acquiring company. Where the plans are assumed, the options become exercisable for, and restricted stock converts into, the same security and on the same exchange ratio as applies to Agile’s Common Stock in the acquisition. The plans further provide for at least an additional 18 months of vesting of an option if there is a change of control and the option is assumed and, within 18 months following the change of control, the optionee’s employment is terminated without cause, or the optionee is “constructively terminated”, a so-called “double trigger”. The options granted to the Company’s executive officers and other senior officers generally provide for 100% acceleration upon the occurrence of a “double trigger”.

In April 2005, the Board accelerated the vesting of all options (other than those held by non-employee directors) with exercise prices in excess of $6.76 per share. In connection with this acceleration, the Company imposed restrictions on reselling the shares underlying the accelerated options such that those shares may only be sold at such time as the option under which they are acquired would have been vested but for the acceleration. The restrictions on resale are eliminated in the same fashion and to the same extent as described above for options in the event of a change of control.

Executive Retention and Severance Plan

We maintain the Executive Retention and Severance Plan (the “ERSP”), which provides certain severance and other benefits, in connection with a Change-in-Control (as defined below) of the Company, to our officers and other key employees designated by the Board or the Compensation Committee. At present, the ERSP covers all our executive officers, senior officers and vice presidents. The ERSP may not be terminated or amended in any way without a supplemental written agreement between any affected participant and Agile.

Under the ERSP, a Change-in-Control means the occurrence of any of the following: (i) any person, entity or group becomes the beneficial owner of 50% or more of either our then outstanding common stock or the combined voting power of our then outstanding securities entitled to vote generally in the election of directors; or (ii) we are party to a merger or consolidation, which results in the holders of our voting securities outstanding immediately prior thereto failing to retain, immediately after such merger or consolidation, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of our directors or in the surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or (iv) a change in the composition of our Board within any consecutive two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the ERSP).

If, during a “Change-in-Control Period” (as described below), a participant’s employment is terminated other than for Cause or by the participant for Good Reason (each as defined in the ERSP), any such terminations of employment being referred to as a “Termination upon a Change-in-Control,” then, provided that the participant executes a prescribed release of claims against us, the participant will be entitled to certain payments and benefits described below, in addition to all compensation and benefits earned by the participant through the date of the participant’s termination of employment. The applicable “Change-in-Control Period” commences on the consummation of a Change-in-Control and ends on the date which is 18 months following the Change-in-Control.

On a Termination upon a Change-in-Control, an ERSP participant, other than Mr. Fulcher, will receive a lump sum cash severance payment in an amount equal to the sum of (x) one-half or one-third of the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change-in-Control, plus (y) one-half or one-third of the greatest of (1) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the Change-in-Control, (2) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the participant’s Termination Upon a Change-in-Control, or (3) the aggregate of all annual bonuses that would be earned by the participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) for the fiscal year of the participant’s Termination Upon a Change-in-Control. Each of the Company’s executive officers and other senior officers are entitled to one-half of his or her annual base salary and “target” bonus, as described above. Mr. Fulcher’s participation in the ERSP has been amended to provide that he will be eligible to receive a cash severance payment in an amount equal to one-year’s annual base salary and “target” annual bonus, as determined in the manner described above.

Following a participant’s Termination upon Change-in-Control, the ERSP also provides that we will provide the participant with continued health and other group insurance benefits for the participant’s benefit period after the participant’s Termination upon Change-in-Control. The participant will also be indemnified by us to the fullest extent permitted under applicable law, as set forth in the ERSP. In addition, if any payment or benefit received or to be received by any participant pursuant to the ERSP or otherwise (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the ERSP provides that compensation and benefits payable upon a Change-in-Control will be determined in a manner that produces the greatest after-tax benefit for the employee. Accordingly, in some instances a reduction in payments, to an amount just below the safe harbor threshold, may be made in order to produce a greater after-tax benefit to the executive by avoiding the payment of the excise tax on the value of the benefits.

The ESRP does not alter the treatment of options under our existing stock option plans. For a discussion of the treatment of options under existing plans in the event of a change in control, see “Stock Option Plans” above. The ERSP provides that all participants will continue to abide by the terms of the confidentiality and/or proprietary rights agreement between the participant and us. In addition, following a participant’s Termination upon a Change-in-Control, for a period equal to a participant’s Change-in-Control period, the participant may not solicit or offer employment to any of our employees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of Agile has selected PricewaterhouseCoopers LLP as Agile’s registered independent public accounting firm to audit the consolidated financial statements of Agile for the fiscal year ending April 30, 2008. PricewaterhouseCoopers LLP has acted in such capacity since our incorporation in 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Agile for the fiscal years ended April 30, 2005 and 2006 by PricewaterhouseCoopers LLP:

	Fiscal 2005	Fiscal 2006
Audit Fees(1)	$1,244,000	$2,971,000
Tax Fees(2)	$33,000	$41,000
All Other Fees(3)	$6,000	$88,000

Total	$1,283,000	$3,100,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements and annual or other periodic reports at international locations. In addition, audit fees include fees related to the review, testing and attestation of our internal controls, review of accounting matters related to our acquisitions, review of responses to SEC comment letters, and for services performed in connection with any investigation by the Company that could have an impact on our consolidated financial statements.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning, and preparation of federal, state and foreign tax returns.

(3)	All Other Fees consist of fees for products and services other than the services described above.

Audit Committee Pre-Approval Policies and Procedures

Representatives of PricewaterhouseCoopers LLP normally attend each meeting of the Audit Committee of the Board of Directors. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by PricewaterhouseCoopers LLP, as well as the fees charged by PricewaterhouseCoopers LLP for such services. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the independence of the registered independent public accounting firm. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing its audit, audit-related and non-audit services to Agile, and has concluded that such services are compatible with PricewaterhouseCoopers’ independence as Agile’s registered independent public accounting firm.

Vote Required and Board of Directors Recommendation

Although neither our Bylaws, other applicable documents nor law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm, the Board of Directors has determined to submit the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP, and will review its future selection of registered independent public accounting firm. Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of Common Stock of the Company, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2008.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of December 31, 2006, certain information with respect to the beneficial ownership of Agile’s common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table below, and (iv) all of our directors and such named executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by such person. Applicable percentage ownership in the table is based on 57,545,957 shares of common stock outstanding as of December 31, 2006. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options or warrants that are presently exercisable, or exercisable within 60 days of December 31, 2006, are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Options(2)	Total Beneficially Owned(2)	Percent of Beneficial Ownership(3)
5% Stockholders
BlackRock, Inc.(4)	5,050,244	—	5,050,244	8.78%
Dimensional Fund Advisors LP(5)	4,834,319	—	4,834,319	8.40%
Columbia Wanger Asset Management, LP(6)	4,060,000	—	4,060,000	7.06%
Perry Corp.(7)	3,463,200	—	3,463,200	6.02%

Directors and Executive Officers
Bryan D. Stolle(8) (9)	1,152,093	628,850	1,780,943	3.06%
Gareth C. C. Chang	—	93,750	93,750	*
Ronald E. F. Codd	10,000	87,500	97,500	*
Klaus-Dieter Laidig	21,667	45,833	67,500	*
Nancy J. Schoendorf(10)	446,583	20,833	467,416	*
Paul Wahl	—	120,833	120,833	*
Jay B. Fulcher(9)	176,482	1,084,385	1,260,867	2.15%
Carolyn V. Aver(9)	91,491	591,332	682,823	1.17%
Christopher Wong(9)	48,696	573,900	622,596	1.07%
Thomas H. Twietmeyer(9)	85,182	50,000	135,182	*
Directors and executive officers as a group(11)	2,032,194	3,297,216	5,329,410	8.76%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Agile Software Corporation, 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person, within 60 days of a specific date, upon the exercise of options. Accordingly, this column includes all options that are currently exercisable, or will become exercisable within 60 days after 12/31/06, by the beneficial owner.

(3)	Based on 57,545,957 shares of common stock outstanding as of 12/31/06, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after 12/31/06 are deemed outstanding for purposes of calculating that stockholder’s percentage beneficial ownership.

(4)

Based on Schedule 13G filed by BlackRock, Inc. with the SEC on 2/14/07. BlackRock, Inc. holds shared dispositive and voting power for 3,934,647 of the shares (representing 6.84% of beneficial ownership) with Master Value Opportunities Trust. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Based on Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on 2/01/07. DFA shares voting and dispositive power for the shares with certain unnamed funds, which beneficially own the shares. The address of DFA is 1299 Ocean Avenue, Santa Monica, CA 90401.

(6)	Based on Schedule 13G filed by Columbia Wanger Asset Management, L.P. (“Columbia”) with the SEC on 1/11/2007. Columbia holds sole dispositive and voting power for the shares. The address of Columbia is 227 West Monroe Street, Suite 300, Chicago, IL 60606.

(7)	Based on Schedule 13G filed by Perry Corp with the SEC on 2/12/2007. Perry Corp holds sole dispositive and voting power for the shares. The address of Perry Corp is 767 Fifth Avenue, New York, NY 10153.

(8)	Includes 51,004 shares held by Bryan D. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Bryan D. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 585,911 shares held by Deborah Stolle and Bryan Stolle as trustees of the Bryan Stolle Family Trust, 2,000 shares held by Bryan D. Stolle as Custodian for Caroline Stolle under UCAUTMA, 2,000 shares held by Bryan D. Stolle as Custodian for Michael Pettit under UCAUTMA and 2,000 shares held by Bryan D. Stolle as Custodian for Jonathan Pavlicek under UCAUTMA. Includes options to purchase 672,175 shares that, once exercised, the optionee must refrain from selling until the date on which the shares would have vested under the respective option’s original vesting terms.

(9)	Includes 206,325, 227,000, 69,000, 91,000 and 25,000 options held by Mr. Stolle, Mr. Fulcher, Ms. Aver, Mr. Wong and Mr. Twietmeyer, respectively, that are exercisable but, if exercised, are subject to sales restrictions or to repurchase, which sales restrictions and repurchase rights expire over time.

(10)	Includes 44,920 shares held by Ms. Schoendorf’s spouse.

(11)	Messrs. Johnson and Bhargava did not become executive officers until after the end of Fiscal 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth the compensation earned for services rendered in all capacities to Agile and its subsidiaries, during fiscal 2006, 2005 and 2004, to our Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at April 30, 2006. This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. We have not granted stock appreciation rights and have no long-term compensation benefits other than stock options.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation	All Other Compensation(3)
						Awards
						Shares Underlying Options(2)
Name and Principal Position	Fiscal Year	Salary		Bonus(1)
Bryan D. Stolle(4)	2006	$380,000	(4)	$426,572	(4)	462,700	$162,716	(5)
Chairman and Chief Executive Officer	2005	$332,500	(6)	$206,813	(6)	428,850	$2,454
	2004	$300,000	(7)	$292,125	(7)	450,000	$342

Jay B. Fulcher(8)	2006	$291,146		$292,651	(9)	333,334	$792
President and Chief Operating Officer	2005	$237,500		$222,870		264,200	$2,347
	2004	$200,000		$230,453		250,000	$420

Carolyn V. Aver	2006	$258,333		$172,461		207,151	$1,026
Executive Vice President and	2005	$237,500		$130,523		101,450	$2,508
Chief Financial Officer	2004	$200,000		$111,840		120,000	$498

Christopher L. Wong	2006	$208,333		$139,748		52,667	$580
Executive Vice President, Corporate Strategy	2005	$200,000		$129,861		58,900	$2,066
	2004	$200,000		$140,428		50,000	$420

Thomas H. Twietmeyer(10)	2006	$195,833		$160,972		133,334	$422
Senior Vice President, Finance	2005	$176,250		$44,908		—	$1,860
	2004	$21,433		$26,100		175,000	$—

(1)	Bonuses are based on performance or achievement of goals. Included herein are bonuses accrued for the fiscal year but not paid until after fiscal year end.

(2)	The amounts for Fiscal 2006 reflected in the table include the options acquired through the Exchange Offer on August 22, 2005. See table under “Exchange Offer” below for the number of option shares exchanged and the number of shares subject to the new option.

(3)	Other than as provided in note (5) below, all other compensation represents Company partial matching of contributions made by each executive officer under the Company’s 401(k) plan, and the dollar value of premiums paid by the Company with respect to term life insurance for the benefit of the executive officer.

(4)	Mr. Stolle resigned as our Chief Executive Officer effective April 30, 2006, but remains Chairman of the Board. During fiscal 2002, we established a Company travel plan for Mr. Stolle (“Travel Plan”) under which Mr. Stolle’s bonus compensation, along with such other compensation as the Compensation Committee may designate, are irrevocably allocated to pay Company-approved, business-related travel expenses in excess of those covered by our travel policy, including expenses payable with respect to the use for business travel of an airplane indirectly owned by Mr. Stolle. The amounts reflected in the table include, for Fiscal 2006, bonus and salary in the amounts of $361,259 and $65,313, respectively, that were allocated to the Travel Plan. In Fiscal 2006, Mr. Stolle was paid a transition bonus of $200,000 (which is included under “Bonus” for Fiscal 2006 above). The transition bonus was allocated to the Travel Plan. The Travel Plan was terminated in August 2006, and $26,763, the unused portion of the amounts allocated to the Travel Plan, were forfeited.

(5)	Of this amount, $161,704 represents severance paid, and health benefits provided, to Mr. Stolle, after April 30, 2006, in connection with his resignation as our CEO effective April 30, 2006. This aggregate amount was accrued by us during Fiscal 2006, but paid or provided to Mr. Stolle after that date.

(6)	The amounts reflected in the table include, for fiscal 2005, bonus and salary in the amounts of $206,813 and $90,000, respectively, that were allocated to the Travel Plan.

(7)	The amounts reflected in the table include, for fiscal 2004, bonus and salary in the amounts of $260,125 and $180,000, respectively, that were allocated to the Travel Plan.

(8)	Mr. Fulcher was appointed Chief Executive Officer effective May 1, 2006, and elected to our Board of Directors effective January 19, 2006. From December 2003 through April 30, 2006, Mr. Fulcher served as our Chief Operating Officer.

(9)	Mr. Fulcher was awarded a bonus, in the form of a personal travel expense credit, the amount of which was to be grossed up to cover related taxes, in fiscal 2004. He used the travel expense credit, which amounted to $42,644, including related taxes, in Fiscal 2006.

(10)	Mr. Twietmeyer joined Agile in December 2003 as Vice President, Finance. On August 1, 2006, he became Senior Vice President, International Business Development, and, in such capacity, is no longer an executive officer of Agile.

Option Acceleration

On April 30, 2005, the Company accelerated the vesting of all outstanding stock options with exercise prices of $6.76 per share or greater, excluding options held by non-employee directors. As a result of this action, the vesting of unvested options to purchase approximately 9 million shares of our common stock, at exercise prices ranging from $6.76 to $64.00 and with a weighted average exercise price of $10.32, was accelerated. The primary purpose of accelerating the vesting was to enable us to avoid recognizing future compensation expense associated with the accelerated stock options upon the adoption of FASB Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), which Agile adopted effective May 1, 2005, the start of Fiscal 2006.

As a condition to the acceleration, and to avoid any unintended personal benefits, we also imposed a holding period on shares underlying each of the accelerated options that requires the optionee to refrain from selling any shares acquired upon the exercise of the option until the date on which such shares would have vested under the option’s original vesting terms.

Exchange Offer

On July 11, 2005, the Company extended an offer to exchange outstanding employee stock options with an exercise price of $6.76 per share or greater for new options with an exercise price of $0.001 (the “Exchange Offer”). The exchange ratio in the offer was one new option share for each three old option shares tendered for exchange. Non-employee members of the Board were not eligible to participate. The following table sets forth the number of options held by the executive officers that were surrendered in the exchange and the number of new options issued to executive officers through the exchange:

Name of Executive Officer	Number of Options Surrendered	Number of New Options Issued*
Bryan D. Stolle	1,388,100	462,700
Jay B. Fulcher	250,000	83,334
Carolyn V. Aver	171,450	57,151
Christopher L. Wong	50,000	16,667
Thomas H. Twietmeyer	175,000	58,334

*	The new options, issued on August 22, 2005, have the following terms: The exercise price is $0.001/share. The new options expired if not exercised by November 30, 2005, and, when exercised, the shares purchased are restricted and will be forfeited to the Company if the optionee ceases to be employed by the Company prior to vesting. Vesting of the purchased shares occurs (the forfeiture provision lapses) as to 1/3 of the shares on each of December 1, 2005, September 1, 2006, and June 1, 2007.

Stock Options Granted in Fiscal 2006

The following table provides the specified information concerning grants of options to purchase our Common Stock made during Fiscal 2006 to the persons named in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price Per Share(4)		Expiration Date(5)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						0%		5%		10%
Bryan D. Stolle(6)	462,700	8.22%		$0.001	11/30/2005		$3,150,524		$3,192,927		$3,233,888
Jay B. Fulcher(7)	166,666 83,334 83,344		$ $ $	6.290 0.001 0.001	1/24/2016 2/25/2006 11/30/2005	$ $	— 524,088 567,421	$ $ $	659,102 526,264 575,058	$ $ $	1,670,186 528,348 582,435

	333,334	5.92%
Carolyn V. Aver(8)	99,000 51,000 57,151		$ $ $	6.360 0.001 0.001	2/22/2012 3/24/2006 11/30/2005	$ $	— 324,309 389,141	$ $ $	214,057 325,612 414,088	$ $ $	485,598 326,859 439,361

	207,151	3.68%
Christopher L. Wong(9)	36,000 16,667		$ $	0.001 0.001	3/24/2006 11/30/2005	$ $	228,924 113,486	$ $	229,844 115,012	$ $	230,724 116,487

	52,667	*
Thomas H. Twietmeyer(10)	50,000 25,500 58,334		$ $ $	6.360 0.001 0.001	2/22/2012 3/24/2006 11/30/2005	$ $	— 158,975 397,196	$ $ $	108,145 159,614 402,539	$ $ $	245,343 160,225 407,701

	133,334	2.37%

*	Less than one percent.

(1)	Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on SEC rules, and do not represent Agile’s estimate or projection of future prices of Agile’s Common Stock. Actual gains, if any, on stock option exercises are dependent on Agile’s future performance, overall market conditions and the optionees’ continued employment through the vesting period. Accordingly, the gains reflected in this table may not be achieved. Figures for “0%” appreciation are only included for grants where the per share exercise price was less than the closing price of our common stock, as reported on the Nasdaq Global Market, on the date of grant, and is calculated as the product of the difference between the closing price of our common stock on the date of grant and the per share exercise price multiplied by the number of shares underlying the option grant.

(2)	All options were granted under the 1995 Stock Option Plan, and have ten year terms, except for options granted in August 2005 pursuant to the Exchange Offer, which expired 11/30/05 (See “Exchange Offer” above), and options granted with an exercise price of $0.001 per share (“Par Value Options”) granted in January and February 2006, which have one month terms. On 8/22/05, new options were issued pursuant to the Exchange Offer, under which one new option share was offered for each three outstanding option shares. Each such new option has an exercise price of $.001 per share.

(3)	Based on 5,631,670 shares subject to options granted to employees pursuant to our 1995 and 2000 stock plans during Fiscal 2006, including grants to the executive officers named in the table.

(4)	All options with a per share exercise in excess of $0.001 per share were granted at fair market value on the date of grant (“FMV Option”), which, for each such option, is the closing price of our Common Stock on the Nasdaq National Market on its grant date.

(5)	Certain of these options are granted at a price of $.001 (“Par Value Option”). Par Value Options are exercisable upon grant, and expire on the expiration date set forth in the notice of grant, typically 30 days or 90 days after the date of grant.

(6)	Shares underlying such options vest, and therefore restrictions on sale lapse, as to one third of such shares on each of 12/1/05, 9/1/06, and 6/1/07.

(7)	On 1/25/06, Mr. Fulcher was granted 83,334 Par Value Options, which vest as follows: in equal quarterly installments over three years, beginning on 1/25/06 and on each subsequent quarterly anniversary of the grant date. On the same day, Mr. Fulcher was also granted 166,666 FMV Options, at $6.29 per share, which vest as follows: in equal monthly installments, over three years, beginning on 2/25/06 and on each subsequent monthly anniversary of the grant date. On 8/22/05, Mr. Fulcher was granted 83,334 Par Value Options as a result of participating in the Exchange Offer. These options were exercisable upon grant, with the following vesting schedule: 1/3 of the shares vest on each of 12/1/05, 9/1/06 and 6/1/07.

(8)	On 2/22/06, Ms. Aver was granted 99,000 FMV Options, at $6.36 per share, with the following vesting schedule: in equal quarterly installments over three years, beginning on 3/1/06 and on each subsequent quarterly anniversary of such vesting date. On the same day, Ms. Aver was also granted 51,000 Par Value Options, which were exercisable upon grant, with the same vesting schedule as the FMV Options described in the preceding sentence. On 8/22/05, Ms. Aver was granted 57,151 Par Value Options as a result of participating in the Exchange Offer. These options were exercisable upon grant, with the following vesting schedule: 1/3 of the shares vest on each of 12/1/05, 9/1/06 and 6/1/07.

(9)	On 2/22/06, Mr. Wong was granted 36,000 Par Value Options, with the following vesting schedule: 1/2 of the shares vest on each of 3/1/07 and 3/1/08. On 8/22/05, Mr. Wong was granted 16,667 Par Value Options as a result of participating in the Exchange Offer. These options were exercisable upon grant, with the following vesting schedule: 1/3 of the shares vest on each of 12/1/05, 9/1/06 and 6/1/07.

(10)	On 2/22/06, Mr. Twietmeyer was granted 50,000 FMV Options, at $6.36 per share, with the following vesting schedule: 1/2 of the shares vest on each of 2/28/07 and 2/28/08. On the same day, Mr. Twietmeyer was also granted 25,000 Par Value Options, which were exercisable upon grant, with the following vesting schedule: 1/2 of the shares vest on each of 3/1/07 and 3/1/08. On 8/22/05, Mr. Twietmeyer was granted 58,334 Par Value Options as a result of participating in the Exchange Offer. These options were exercisable upon grant, with the following vesting schedule: 1/3 of the shares vest on each of 12/1/05, 9/1/06 and 6/1/07.

Option Exercises and Fiscal 2006 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our Common Stock in Fiscal 2006, and unexercised options held as of April 30, 2006, by the persons named in the Summary Compensation Table above. As set forth in the footnotes below the table, a portion of the shares that have been exercised are not yet vested and thus would be subject to repurchase by Agile at a price equal to the option exercise price, if the employment of the optionee terminates prior to vesting of the shares acquired on exercise.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise(1)(2)	Value Realized(3)	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End(5)
			Exercisable(4)	Unexercisable	Exercisable	Unexercisable
Bryan D. Stolle	462,700	$2,831,261	628,850	—	$372,000	—
Jay B. Fulcher	216,668	$1,345,508	978,088	152,778	$1,821,444	$103,889
Carolyn V. Aver	124,819	$807,983	503,607	108,725	$486,534	$118,448
Christopher L. Wong	52,667	$365,469	538,900	—	$892,800	—
Thomas H. Twietmeyer	83,334	$539,921	—	50,000	—	$30,500

(1)	All of the shares exercised by Mr. Stolle and a material portion of the shares exercised by each of the other executive officers were with respect to new options acquired in the Exchange Offer described above. Each recipient of those new options was required to exercise the option by 11/30/05, and the shares acquired upon such exercise are subject to resale restrictions which lapse over time.

(2)	Includes 308,466, 131,946, 84,849, 47,111 and 63,889 shares acquired by Mr. Stolle, Mr. Fulcher, Ms. Aver, Mr. Wong and Mr. Twietmeyer, respectively, which are subject to repurchase, which repurchase right expires over time.

(3)	Based on the closing price of our Common Stock on the date of the exercise, as reported by the Nasdaq Global Market, and calculated by multiplying the difference between the market price on the date of exercise and the exercise price by the number of shares issued on exercise.

(4)	Includes 345,575, 321,501, 104,001 and 183,900 options held by Mr. Stolle, Mr. Fulcher, Ms. Aver and Mr. Wong, respectively, that are exercisable, but, if exercised, are subject to sales restrictions or to repurchase, which sales restrictions and repurchase right expire over time.

(5)	Based on a market value of $6.97 per share, the closing price of our common stock on the date of the last trading day of the fiscal year, as reported by the Nasdaq Global Market, and calculated by multiplying the difference between the exercise price and the market price at fiscal year end by the number of options held at fiscal year end.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and non-employees. These plans are the 1995 Stock Option Plan and the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), both of which have been approved by stockholders, and the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which has not been approved by stockholders. The following table provides information, as of April 30, 2006, about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of these plans.

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1) (2)	4,298,056	$6.17	8,829,955
Equity compensation plans not approved by stockholders(3)	3,659,519	$6.30	10,991,071

(1)	The 1995 Plan provides for an automatic share reserve increase on the first day of each fiscal year, beginning on or after May 1, 2000, by an amount equal to the lesser of (a) one million shares, (b) 5% of the number of shares of common stock issued and outstanding on the last day of the immediately preceding fiscal year, or (c) a lesser amount of shares determined by the Board. In accordance with the terms of the 1995 Plan, the number of securities available for future issuance was automatically increased by one million shares on May 1, 2006, which increase is not reflected in the table above.

(2)	Includes 4,868,007 shares that are reserved for issuance under the Purchase Plan. The Purchase Plan provides for an automatic share reserve increase each May 1, through and including May 1, 2009, by an amount equal to the lesser of (a) 500,000 shares per year, (b) 2% of the number of shares of common stock that was issued and outstanding on the last day of the preceding fiscal year, or (c) a lesser amount of shares determined by the Board. In accordance with the terms of the Purchase Plan, the number of securities available for future issuance was automatically increased by 500,000 shares on May 1, 2006, which increase is not reflected in the table above.

(3)	Consists of options outstanding and shares available for future issuance under the 2000 Plan, the material features of which are described below.

Summary Description of Non-Stockholder Approved Plan

2000 Nonstatutory Stock Option Plan. As of April 30, 2006, we had reserved 19,500,000 shares of common stock for issuance under the 2000 Plan, of which options to purchase approximately 3,656,025 shares are outstanding, and options to purchase approximately 10,949,265 shares remained available for grant. The 2000 Plan is administered by the Compensation Committee. It provides for the grant of nonstatutory stock options to employees (excluding officers and directors) and non-employees at exercise or purchase prices determined by the Board. Options granted under the 2000 Plan generally, in the case of Par Value Options, have a 30 to 90 day term with quarterly or monthly vesting over a two to three year term and, in the case of FMV Options, have a three or four year term with monthly vesting. Shares issued upon the exercise of Par Value Options are subject to restrictions on sale and potential forfeiture to the Company, which restrictions and forfeiture rights lapse as the shares vest. With each type of option, the first vest is generally deferred until six months from the grant date. Vesting will accelerate upon a change-in-control of the Company unless the successor corporation assumes the option or replaces it with a cash incentive program that preserves for the option holder the excess of the underlying shares’ value, at the time of the transaction, over the exercise price, with payment to be made over the same vesting schedule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During Fiscal 2006, we were not a party to any transaction or series of transactions involving $60,000 or more and in which any director, executive officer or holder of more than 5% of our capital stock had a material interest, other than the Executive Severance and Retention Plan and Executive Employment Agreement with Jay Fulcher, our CEO, described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above, and the Company use of an airplane owned by a company in which Bryan Stolle, our Chairman, has an interest. During Fiscal 2006, the Board authorized the Company to spend up to $200,000 for the use of the airplane in connection with a possible transaction involving the Company. We did, in fact, spend approximately $195,000 to use the airplane for such purposes. The charges for the use of the airplane were negotiated on an arms’ length basis, and we believe that we paid no more than the market rate for its use.

We have entered into indemnity agreements with each of our directors, executive officers and other senior officers, and certain of our other officers, employees and agents, that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent with us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. In this regard, we have received, or expect to receive, requests for indemnification by certain current and former officers and directors with respect to potential liability in connection with our review of our historic stock option granting practices and the related restatement, any related governmental inquiries, and the shareholder derivative litigation and class action litigation described in Item 3 of our Annual Report on Form 10-K for Fiscal 2006 filed with the SEC. The maximum amount of potential future indemnification is unknown and potentially unlimited; however, we have directors’ and officers’ liability insurance policies that enable us to recover a portion of future indemnification claims paid, subject to retentions, conditions and limitations of the policies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with during Fiscal 2006.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers Agile’s executive compensation program. In this regard, the role of the Compensation Committee, which is comprised entirely of outside, non-employee directors, is to review and approve salaries and other compensation of Agile’s executive officers and determine the performance-based compensation of its executive officers. The Compensation Committee also reviews and approves various other compensation policies and matters for Agile, and administers its stock option plans, including the review and approval of stock option grants to the executive officers. Limited authority to grant stock options to non-officer employees has been delegated to Mr. Fulcher, our Chief Executive Officer. The members of the Compensation Committee during the fiscal year ended April 30, 2006 (“Fiscal 2006”) were Ms. Schoendorf and Mr. Wahl.

General Compensation Philosophy

Agile’s general compensation philosophy is that total compensation should vary with Agile’s performance in attaining financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the interests of the stockholders. Agile has a performance-based compensation program in which the majority of its employees not compensated on a commission basis are eligible to participate. Total cash compensation for the majority of Agile employees, including its executive officers, consists of the following components: base salary; and a variable cash component that is based on individual and Company performance objectives.

In addition to encouraging stock ownership by granting stock options, Agile further encourages its employees to own Agile stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Agile stock at a discount to the market price with up to 10% of their salary and bonuses, subject to limits on the number and value of shares an individual may purchase.

Setting Executive Compensation

The goal of Agile’s executive officer compensation policy is to attract, retain and reward executive officers who contribute to Agile’s success, to align executive officer compensation with its performance and to motivate executive officers to achieve its business objectives. In setting the base salary and performance-based compensation targets for executive officers, the Compensation Committee reviews information relating to executive compensation of U.S.-based companies that it considers generally comparable to Agile. While no specific formula is used to set pay in relation to this market data, executive officer base salaries generally are at the average salaries for similar positions in comparable companies. However, when Agile meets or exceeds certain predetermined financial and non-financial goals, amounts paid under its performance-based compensation programs may lead to total cash compensation levels that are higher than the average total cash compensation levels for such comparable positions.

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict the deductibility of compensation paid to Agile’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officer in any year and does not qualify for an exception under the statute or regulations. Income from options granted under Agile’s stockholder-approved stock option plans would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors and have an exercise price not less than the fair market value of the shares on the date of grant. The Compensation Committee expects that these exemption requirements will generally be satisfied to the extent consistent with Agile’s compensation objectives. The Compensation Committee does not believe that, in general, other components of Agile’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility in full. The Compensation Committee’s policy is to qualify Agile’s executive compensation for deductibility under applicable tax laws to the extent consistent with its compensation objectives.

Base Salary

The Compensation Committee reviews the history of and proposals for the compensation package of each of Agile’s executive officers, including base salary and performance-based compensation components. In accordance with Agile’s compensation philosophy that total cash compensation should vary with its performance as a company, the Compensation Committee establishes base salaries of Agile executive officers at levels which the Compensation Committee believes are at the average base salaries of executives in similar positions at companies considered to be comparable to Agile, but makes a large part of each executive officer’s total compensation dependent on his or her performance and Agile’s performance, as measured through its performance-based compensation programs.

Performance-Based Compensation

Executive Officer Performance-Based Compensation.    In May 2005, the Compensation Committee established individual performance-based compensation targets for Fiscal 2006, ranging from $63,750 to $281,250, for each of its executive officers. Those targets were changed for the third and fourth quarter of Fiscal 2006 after Mr. Fulcher was appointed as Chief Executive Officer of the Company, resulting in a range of targets of $75,000 to $300,000. Performance-based compensation was awarded based on the following four elements, each having a 25% weighting: a revenue goal; a profit goal; a customer satisfaction goal, and the executive officer’s individual performance and achievement of personal goals. For Fiscal 2006, the Compensation Committee awarded bonuses ranging between 87% and 127% of each executive officer’s pro-rated average individual performance-based compensation target.

Stock Options.    The Compensation Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore makes periodic grants of stock options under the 1995 Stock Option Plan. The size of an option grant to an executive officer has generally been determined with reference to similarly sized technology companies in Agile’s geographical area, the responsibilities and expected future contributions of the executive officer and previous grants to that officer, as well as recruitment and retention considerations.

In Fiscal 2006, the Compensation Committee granted the following stock options to executive officers: options to purchase 462,700 shares granted to Mr. Stolle; options to purchase 333,334 shares granted to Mr. Fulcher; options to purchase 207,151 shares granted to Ms. Aver; options to purchase 52,667 shares granted to Mr. Wong; and options to purchase 133,334 shares to Mr. Twietmeyer. See “Option Grants in Last Fiscal Year”, above.

These options were granted, in part (and wholly, in the case of Mr. Stolle) in connection with the Company’s offer to exchange outstanding employee stock options with an exercise price of $6.76 per share or greater for new options with an exercise price of $0.001. See “Exchange Offer”, above. The exchange ratio in the Exchange Offer was one new option share for each three old option shares tendered for exchange. Non-employee members of the Board were not eligible to participate. The new options, issued on August 22, 2005, have the following terms: the exercise price is $0.001; the new options expired if not exercised by November 30, 2005, and, when exercised, the shares purchased are restricted and will be forfeited to the Company if the optionee ceases to be employed by the Company prior to vesting; and vesting of the purchased shares occurs (the forfeiture provision lapses) as to 1/3 of the shares on each of December 1, 2005, September 1, 2006, and June 1, 2007.

Chief Executive Compensation

Mr. Stolle resigned as our Chief Executive Officer effective April 30, 2006, but remains Chairman of the Board. On May 1, 2006, Mr. Fulcher became our Chief Executive Officer. Mr. Stolle’s compensation as Chief Executive Officer for Fiscal 2006 was established by the Compensation Committee in accordance with the guidelines described in this report. For Fiscal 2006, Mr. Stolle’s salary was $380,000. In addition, Mr. Stolle earned performance based compensation in the amount of $426,572 in Fiscal 2006.

During fiscal 2002, we established a Company travel plan for Mr. Stolle (“Travel Plan”), under which Mr. Stolle’s bonus compensation, along with such other compensation as the Compensation Committee may designate, are irrevocably allocated to pay Company-approved, business-related travel expenses in excess of those covered by our travel policy, including expenses payable with respect to the use for business travel of an airplane indirectly owned by Mr. Stolle. During Fiscal 2006, bonus and salary in the amounts of $361,259 and $65,313, respectively, were allocated to the Travel Plan. In Fiscal 2006, Mr. Stolle was also paid a transition bonus of $200,000. The transition bonus was allocated to the Travel Plan. The Travel Plan was terminated in August 2006, and $26,763, the unused portion of the amounts allocated to the Travel Plan, were forfeited.

COMPENSATION COMMITTEE

NANCY J. SCHOENDORF

PAUL WAHL

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Agile’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and its reporting processes, including internal control systems. Our registered independent public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director”, as defined in the listing standards for The Nasdaq Global Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Committee has discussed and reviewed with PricewaterHouseCoopers LLP all matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, its evaluations of Agile’s internal controls, and the overall quality of Agile’s financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP a formal written statement describing all relationships between PricewaterhouseCoopers LLP and Agile that might bear on PricewaterhouseCoopers LLP’s independence, consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence, and satisfied itself as to the independence of PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that Agile’s audited financial statements be included in Agile’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006. The Audit Committee and the Board of Directors also selected, subject to stockholder approval, PricewaterhouseCoopers LLP as Agile’s registered independent public accounting firm for such fiscal year.

AUDIT COMMITTEE

RONALD E. F. CODD

KLAUS-DIETER LAIDIG

NANCY SCHOENDORF

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the cumulative total stockholder return on our Common Stock against the cumulative total return of the Nasdaq Stock Market (U.S) Index and the Nasdaq Computer & Data Processing Index between August 20, 1999 (the date our Common Stock commenced trading) and April 30, 2006. The graph and table assume that $100 was invested on August 20, 1999 in each of Agile Common Stock, Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THIS ANNUAL MEETING

We have an advance notice provision under our Bylaws for stockholder business to be presented at meetings of stockholders. This provision states that, in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Secretary. A stockholder proposal to be timely must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. We intend to issue a press release on May 1, 2007, regarding the date of the Annual Meeting; accordingly, any stockholder proposals must be presented by May 11, 2007.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next annual meeting of our stockholders must be received by us at our offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, no later than the close of business on the tenth day following the day on which notice of the date of our next annual meeting of stockholders is mailed or public disclosure of the next annual meeting date is made. To include a stockholder proposal in our proxy statement for the next annual meeting of stockholders, stockholders must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for that meeting, including delivery to us of such a proposal a reasonable time before we begin to print and send our proxy materials for that meeting.

VOTING VIA THE INTERNET OR BY TELEPHONE

If you hold shares directly registered in your name with Computershare:	If you hold shares in an account with a broker or a bank that participates in Broadridge

To vote by phone use 1-800-652-8683. To vote via the Internet use www.investorvote.com.	To vote by phone: your voting form from your broker or bank will show the telephone number to call. To vote via the Internet use www.investorvote.com

For Shares Directly Registered in the Name of the Stockholder.    Stockholders with shares registered directly in their name with Computershare may vote those shares telephonically by calling Computershare at 1-800-652-8683, or via the Internet at www.investorvote.com

For Shares Registered in the Name of a Broker or a Bank.    A number of brokers and banks are participating in a program provided through Broadridge that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the Broadridge Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at Broadridge’s voting website at www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone.    Votes submitted via the Internet or by telephone must be received by 1:00 P.M., Central Time, on June 20, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Counsel has advised us that the Internet voting procedures that have been made available through Computershare are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Householding of Proxy Materials.    In December 2000, the SEC adopted new rules that permit companies and intermediaries, including brokers, to satisfy the delivery requirements for proxy statements, prospectuses and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of proxy statements, prospectuses and annual reports, as the case may be, addressed to those stockholders. This process, known as “householding,” may mean extra convenience for stockholders and cost savings for us. If you are currently receiving multiple copies of our Proxy Statement and Annual Report at your address and would like to request “householding” of your communications, please contact your broker, or, if you hold shares of Agile Common Stock in your name, you should contact Computershare, our transfer agent, at 1-800-652-8683, or via the Internet at www.investorvote.com. Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker, direct your written request to Agile Software Corporation, Investor Relations, 6373 San Ignacio Avenue, San Jose, CA 95119-1200, or contact Investor Relations at (408) 284-4000.

A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at www.sec.gov.

Financial Statements

Our financial statements for Fiscal 2006 are included in our Annual Report on Form 10-K for Fiscal 2006, (the “10-K”). Copies of the 10-K are being sent to our stockholders concurrently with the mailing of this Proxy Statement. Stockholders directly registered by name on the books of Computershare, or holding shares in nominee name through certain brokers and banks, have been offered the opportunity to obtain this Proxy Statement and the 10-K by accessing it in electronic form on our website instead of receiving paper copies. If you have not received or had access to the 10-K, please notify Investor Relations at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, and a copy will be sent to you. The 10-K and this Proxy Statement are available via the Internet at www.agile.com/investors.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting of Stockholders of Agile Software Corporation, other than as described in this Proxy Statement. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

By order of the Board of Directors

Douglas Clark Neilsson

Secretary

April 30, 2007

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You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 20, 2007.

Vote by Internet

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of three Directors:

For Withhold

01 - Klaus-Dieter Laldig*

For Withhold

02 - Gareth Chang*

For Withhold

03 - Jay B. Fulcher*

* Each to hold office for a three-year term or until their respective successors are elected or appointed.

For Against Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for the fiscal year ending April 30, 2008.

B Non-Voting Items

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Proxy — Agile Software Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Jay B. Fulcher and Carolyn V. Aver as Proxies, with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock of Agile Software Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Agile Software Corporation to be held at 6373 San Ignacio Avenue, San Jose, California, on June 20, 2007, at 3:00 P.M., or at any postponement or adjournment thereof, in accordance with specifications made on the reverse side with respect to the matters set forth on the reverse side (as more particularly described in Agile’s proxy statement, receipt of which is hereby acknowledged) and in their discretion upon such other matters as may properly come before the meeting.

IF YOU DO NOT INDICATE HOW YOU WISH THIS PROXY TO BE VOTED, THE PROXYHOLDERS WILL VOTE “FOR” MANAGEMENT’S NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND IN THEIR DISCRETION ON SUCH OTHER MATTERS AS ARE PROPERLY BROUGHT BEFORE THE MEETING.

SEE REVERSE

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CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

SEE REVERSE

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